November 18, 2005






Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, NW
Washington, DC  20549

                RE: Application of Allegheny Energy, Inc. and Monongahela Power Company 70-10330
                         ----------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Allegheny Energy, Inc., a Maryland corporation ("Allegheny") and Monongahela Power Company, an Ohio corporation ("Monongahela," and together with Allegheny, the "Applicants") in connection with the Application/Declaration on Form U-1 (File No. 70-103300) filed by the Applicants on August 11, 2005, as amended from time to time, including on the date hereof (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"). As described in further detail in the Application, the Applicants request an order of the Securities and Exchange Commission (the "Commission") authorizing Monongahela to sell to Columbus Southern Power Company ("CSP") its utility assets located in the State of Ohio, except certain excluded assets (the "Transaction"), pursuant to an asset purchase agreement by and between Monongahela and CSP dated as of August 2, 2005 (the "Asset Purchase Agreement").

          In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

          (a) the Application; and

Securities and Exchange Commission
November 18, 2005
Page 2



          (b) an execution copy of the Asset Purchase Agreement.

          We have assumed that the Applicants have been duly organized and are validly existing in good standing under the laws of their respective jurisdictions of incorporation, and that the Applicants have complied with all aspects of applicable laws of such jurisdictions in connection with the Transaction. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of the Applicants and others and of public officials.

          We do not express any opinion as to any laws other than the laws of the State of New York (other than securities, blue sky and other anti-fraud laws) that in our experience are normally applicable to transactions of the type contemplated by the Asset Purchase Agreement (the "Opined on Law"), but without our having made any special investigation as to the applicability of any specific law, rule, or regulation. We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated. Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect. With respect to the opinions set forth below, it should be noted that we have not reviewed or considered any documents (other than the Asset Purchase Agreement), laws, rules, regulations or judicial decisions, nor have we made any legal judgment with respect thereto, as would typically be the case in rendering a legal opinion. Rather, such matters are the subject of the list of assumptions set forth herein. Moreover, we are not representing the Applicants in connection with the preparation of such documentation, and we have not been asked to represent them in connection with the consummation of the Transaction.

          Based on the foregoing and subject to the limitations, qualifications, exceptions, and assumptions set forth below, we are of the opinion that:

          1. The state laws applicable to the Transaction will have been complied with.

          2. The consummation of the Transaction will not violate the legal rights of the holders of any securities issued by the Applicants or any of their respective subsidiaries and associate companies, as such terms are defined in the Act.

          The opinions set forth above are subject to the following additional qualifications, assumptions and limitations:

Securities and Exchange Commission
November 18, 2005
Page 3



          (a) the Asset Purchase Agreement and the Transaction have been duly authorized and approved by the boards of directors, members, partners, trustees, any security holders or managers or other governing bodies of the Applicants, as required, and the appropriate approvals have been given and shall remain in effect at the closing thereof;

          (b) the Applicants have obtained all approvals, amendments, consents, waivers and releases, if any, required for the Transaction, including under all applicable governing corporate or other organizational documents, contracts, agreements, debt instruments, indentures, leases, franchises, licenses and permits;

          (c) appropriate corporate, partnership, limited liability company, association or trust actions have been taken by both the seller and acquirer of any assets issued, sold, transferred, disposed of or acquired in the Transaction, and the documents with respect thereto have been duly authorized, executed and delivered by the parties thereto with all appropriate transfer or other taxes paid;

          (d) each of the Applicants shall at the time of the Transaction be an entity duly organized and validly existing and in good standing in the jurisdiction in which it is domiciled;

          (e) each of the Asset Purchase Agreement and the Transaction have been duly authorized and approved, to the extent necessary, by any regulatory authorities or court having jurisdiction over the Transaction, and the Applicants shall have obtained, and the Transaction will be consummated in accordance with, required approvals, authorizations, consents, certificates and orders of all state, local and federal commissions or regulatory authorities having jurisdiction over the Transaction or the Applicants, and all such required approvals, authorizations, consents, certificates, orders and registrations shall remain in effect at the closing thereof;

          (f) the Commission has duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Transaction;

          (g) the opinion set forth in paragraph 2 above is limited to the rights of holders of securities created or arising under Opined on Law or any agreement or instrument governed by Opined on Law;

          (h) the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general

Securities and Exchange Commission
November 18, 2005
Page 4



principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

          (i) we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Asset Purchase Agreement;

          (j) we express no opinion on any document related to the Transaction other than the Asset Purchase Agreement;

          (k) we do not express any opinion as to the enforceability of any rights to indemnification or contribution that may be violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);

          (l) we have assumed that the execution and delivery by the Applicants of the Asset Purchase Agreement, and the performance by the Applicants of their obligations under the Asset Purchase Agreement, does not and shall not conflict with, contravene, violate or constitute a default under (i) any charter, by-law or other organizational document, (ii) any lease, indenture, instrument or other agreement to which the Applicants or any of their respective subsidiaries or associate companies or their property is or may be subject in the future, (iii) any law, rule or regulation to which the Applicants or any of their respective subsidiaries or associate companies are or may in the future be subject, (iv) any judicial, regulatory or administrative order or decree of any governmental authority, or (v) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority;

          (m) with respect to the enforceability of obligations under any corporate document, contract, agreement, debt instrument or indenture entered into or that shall be entered into by the Applicants in connection with the Asset Purchase Agreement, we note that a U.S. federal court would award a judgment only in U.S. dollars and that a judgment of a court in the State of New York rendered in a currency other than the U.S. dollar would be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of such judgment. We do not express any opinion as to the enforceability of the provisions of any such corporate document, contract, agreement, debt instrument or indenture to the extent that they directly or indirectly provide for indemnity by any party thereto against any loss in obtaining the currency due to such party under such documents from a court judgment in another currency;

          (n) we have assumed that any corporate document, contract, agreement, debt instrument or indenture in connection with the Transaction shall be governed by the laws of the State of New York (other than the Asset Purchase

Securities and Exchange Commission
November 18, 2005
Page 5



Agreement) and with respect to the enforceability of the choice of New York law provisions in any such corporate document, contract, agreement, debt instrument or indenture in connection with the Transaction, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law ss.ss. 5-1401 (McKinney 2001) and N.Y. CPLR 327(b) (McKinney 2001) and is subject to the qualifications that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought;

          (o) we note that the Asset Purchase Agreement is governed by laws other than the Opined on Law; our opinions expressed herein are based solely upon our understanding of the plain language of such agreement, and we do not express any opinion with respect to the validity, binding nature or enforceability of any such agreement or instrument, and we do not assume any responsibility with respect to the effect on the opinions or statements set forth herein of any interpretation thereof inconsistent with such understanding;

          (p) we have assumed that the Transaction shall comply with all applicable laws;

          (q) we have assumed the due execution and delivery by the parties to any contract, agreement, debt instrument or indenture in connection with the Transaction and, the validity and binding effect thereof on such parties;

          (r) we have assumed that none of the properties or other assets that is the subject of the Transaction is or will be subject to any mortgage, encumbrance, lien or security interest;

          (s) we do not express any opinion with respect to the creation, existence, validity or enforceability of any security interest;

          (t) we do not express any opinion on the enforceability of any provision in the Asset Purchase Agreement purporting to prohibit, restrict or condition the assignment of rights under the Asset Purchase Agreement; and

          (u) we note that under applicable law, for various reasons, including the public policy of the applicable jurisdiction, certain claims may not be found to be legally arbitrable. Accordingly, for purposes of this opinion, we have assumed (i) that any claim sought to be arbitrated does not involve either
(x) a matter of statutory interpretation or (y) a matter of public policy or illegality, which would preclude the arbitrability of such claim and (ii) that the public policy of the applicable jurisdiction is to favor compelling the parties to arbitrate, provided that based upon the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. and its interpretation in Allied Bruce Terminix

Securities and Exchange Commission
November 18, 2005
Page 6



Companies, Inc. v. Dobson, 513 U.S. 265 (1995), the assumption in this clause
(ii) is not being made with respect to any agreement to arbitrate sought to be enforced in a federal court or in the courts of the State of New York. We further wish to note that we have based our opinion upon an assessment of legal authorities which would be applicable to judicial proceedings, and we call to your attention the existence of differences between arbitral and judicial processes.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Application. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

                                     Very truly yours,



                                     Skadden, Arps, Slate, Meagher & Flom LLP